Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2018 RESULTS

Third Quarter Net Sales of $609 Million; Diluted EPS of $0.10

Updates Fourth Quarter and Annual Fiscal 2018 Guidance

Richardson, TX. November 7, 2018 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the third quarter ended September 29, 2018.

The Company reported net income for the third quarter of fiscal 2018 of $5.0 million compared to a net loss of $(5.4) million for the third quarter of fiscal 2017.  Diluted earnings (loss) per share were $0.10, as compared to $(0.11) for the third quarter of fiscal 2017. Diluted earnings per share for the third quarter of fiscal 2018 included restructuring charges of $0.09 per diluted share while the third quarter of fiscal 2017 included restructuring charges of $0.08 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected the year-over-year earnings (loss) per share comparison by $0.01.

Kosta Kartsotis, Chairman and Chief Executive Officer stated: “Our third quarter operating performance reflects the ongoing success of our current strategy during a transformational period for our category and for Fossil Group. We are highly focused on initiatives that improve our overall profitability and establish a foundation for sustainable growth. While the business continues to face topline headwinds stemming from declines in the traditional watch category combined with business exits and closings of underperforming stores, we are focused on narrowing the gap with gains in connected and digital sales. The third quarter marked progress toward our goals as we saw double digit growth in both our connected watches and our own e-commerce business. On a lower overall sales base we significantly improved profitability. We are pleased with the progress we are making and our plans for the holiday season, which is reflected in our increased outlook for the year.”

Mr. Kartsotis continued, "We continue to believe that Fossil Group is uniquely positioned to harness the power of our brands, design and technology capabilities and global distribution infrastructure to capitalize on the fast growing wearables industry and stabilize our traditional watch business. At the same time, we are highly focused on driving efficiencies throughout the organization as we reduce costs to ultimately deliver consistent, profitable long term growth."

Operating Results
Compared to the third quarter of fiscal 2017, foreign currency fluctuations decreased the Company’s third quarter fiscal 2018 reported net sales by $7.2 million but increased operating income by $4.8 million. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following table provides a summary of net sales performance, on both a reported and constant currency basis, for the third quarter of fiscal 2018 compared to the fiscal 2017 third quarter (in millions, except percentage data).

	Third Quarter
	2018	2017	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$269	$308	$(39)	$(37)	(13)%	(12)%
Europe	208	247	(39)	(37)	(16)	(15)
Asia	132	134	(2)	1	(1)	1
Total net sales	$609	$689	$(80)	$(73)	(12)%	(11)%

Watches	$487	$552	$(65)	$(59)	(12)%	(11)%
Leathers	66	76	(10)	(9)	(13)	(12)
Jewelry	42	48	(6)	(6)	(12)	(12)
Other	14	13	1	1	8	8
Total net sales	$609	$689	$(80)	$(73)	(12)%	(11)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of the stronger U.S. dollar in fiscal 2018 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Third quarter fiscal 2018 worldwide net sales decreased $79.9 million or 12% and $72.7 million in constant currency (a 11% decline) compared to the third quarter of fiscal 2017. Business exits and store closures, primarily implemented to improve profitability, accounted for approximately half of the sales contraction in the third quarter versus the prior year period. Watches declined in the Americas and Europe and increased slightly in Asia, with growth in connected watches and declines in traditional watches in all regions on a constant currency basis. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone and in distributor markets in Eastern Europe and the Middle East declined, with the greatest declines in Germany, the U.K. and France. In Asia, sales increases in China, India, Hong Kong and South Korea were partially offset by double-digit declines in Japan, Australia and Taiwan.

Global retail comps for the third quarter of fiscal 2018 were (3%) as compared to the third quarter of fiscal 2017, with declines across all product categories. Positive comps in Europe were more than offset by declines in the Americas and Asia, largely driven by the Company's outlet stores. Global direct e-commerce sales continued double-digit growth in the third quarter of fiscal 2018.

During the third quarter of fiscal 2018, gross margin increased 720 basis points to 53.6%, driven in part by a favorable comparison against an inventory valuation reserve primarily for excess levels of connected products recorded in the third quarter of fiscal 2017, lower promotional activity and markdowns and favorable product mix. Gross profit margin was also favorably impacted by approximately 100 basis points due to currency movements, as well as benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives.

During the third quarter of fiscal 2018, the Company’s operating expenses were $303.9 million, including $6.1 million of restructuring costs, primarily related to professional services, employee costs and store closings as compared to $5.8 million of restructuring costs in the prior fiscal year third quarter. Selling, general and administrative expenses decreased $16.8 million as compared to the third quarter of fiscal 2017 primarily as a result of lower store expenses given the significant number of store closures since the third quarter of last year, lower variable marketing expenses, corporate and regional infrastructure reductions driven by the NWF initiatives and the currency effects of a stronger dollar, partially offset by increased incentive compensation.

Operating income for the third quarter of fiscal 2018 was $22.6 million, as compared to an operating loss of $0.5 million in the third quarter of fiscal 2017. Operating income improved $23.1 million in the third quarter of fiscal 2018 driven by reduced operating expenses, increased gross profit and currency favorability partially offset by lower sales.

During the third quarter of fiscal 2018, interest expense decreased $2.2 million to $9.9 million. Other income (expense) changed unfavorably $6.8 million to $(2.9) million, primarily due to net foreign currency losses compared to net gains in the prior fiscal year third quarter.

Income tax expenses were $3.9 million in the third quarter of fiscal 2018 and included the recognition of deferred tax asset valuation allowances and an unfavorable impact from the Global Intangible Low-Taxed Income (“GILTI”) provision of the Tax Cuts and Jobs Act (the "Tax Act") that was signed into law in December 2017. These unfavorable impacts were partially offset by a benefit related to the reduction of the 2017 income tax liability from previous estimates. As a result, the Company’s effective income tax rate in the third quarter of fiscal 2018 was 39.9%, compared to 37.1% for the third quarter of fiscal 2017.

Accounting for the income tax effects of the Tax Act required significant judgments and estimates. The Company made reasonable estimates in its 2017 financial statements and recorded revisions to this provisional amount in the first and second quarters of fiscal 2018. The Company finalized its federal income tax return during the third quarter of fiscal 2018 and the third quarter tax provision reflects the final transition tax liability. The most significant impact of the legislation for the Company was the reduction in the value of the net U.S. deferred tax assets, including net operating losses and excess foreign tax credits due to the GILTI provision of the Tax Act, whereby the income of foreign subsidiaries absorbed the U.S. net operating loss resulting in no tax benefit for these losses.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes certain operating metrics are the most appropriate performance measures. These metrics include net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense, income (loss) before income taxes and Adjusted EBITDA.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2018 and the third quarter of fiscal 2018. The Company expects the following during fiscal 2018:

GAAP Guidance
For fiscal 2018:

•	Net sales in the range of (9)% to (7)%, including the estimated negative impact of business exits of approximately (5)% and currency benefits of approximately 1%

•	Gross margin in the range of 52.0% to 53.0%

•	Operating expenses, including restructuring charges, ranging from $1.27 billion to $1.29 billion

•	Operating margin in the range of 2% to 3%

•	Other income (expense) of approximately $(6) million based on prevailing currency rates

•	Interest expense of approximately $43 million

•	Income (loss) before income taxes in the range of $5 million to $30 million

For the fourth quarter of fiscal 2018:

•	Net sales in the range of (16)% to (10)%, including the estimated negative impacts of business exits and currency of approximately (5)% and (1)%, respectively

•	Gross margin in the range of 51.5% to 53.5%

•	Operating expenses, including restructuring charges, ranging from $340 million to $360 million

•	Operating margin in the range of 8% to 10%

•	Other income (expense) of approximately $(1) million based on prevailing currency rates

•	Interest expense of approximately $11 million

•	Income (loss) before income taxes in the range of $47 million to $72 million

Adjusted EBITDA is non-GAAP financial measure and should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP. The Company defines Adjusted EBITDA as the sum of income (loss) before income taxes, interest expense, amortization and depreciation and other non-cash charges (such as impairment), stock-based compensation expenses, and restructuring expenses minus interest income. The Company believes Adjusted EBITDA provides useful information to investors about the Company's operating performance on a constant currency basis for the periods presented without the impact of certain items. The Company uses Adjusted EBITDA to evaluate its operating performance period-over-period. The Company expects the following during fiscal 2018:

Non-operational and Non-GAAP Items
For fiscal 2018:

•	Restructuring charges of approximately $50 million

•	Adjusted EBITDA of $205 million to $230 million

For the fourth quarter of fiscal 2018:

•	Restructuring charges of approximately $9 million

•	Adjusted EBITDA of $90 million to $115 million

Below is a reconciliation of income (loss) before income taxes to Adjusted EBITDA for fiscal years 2018 and 2017, including forward-looking guidance based on the mid-point of the Company's guidance range. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

Fiscal 2018

	Fiscal 2018
	Actuals			Guidance	Total
($ in millions):	Q1	Q2	Q3	Q4
Income (Loss) Before Income Taxes	$(41)	$(11)	$10	$59	$17
Plus:
Interest Expense	11	11	10	11	43
Amortization and Depreciation	16	15	16	16	63
Impairment Expense	—	8	—	—	8
Other Non-cash Charges	12	3	2	—	17
Stock-based Compensation	4	7	6	6	23
Restructuring Expense	21	15	6	9	50
Less:
Interest Income	—	1	—	—	1
Adjusted EBITDA	$23	$47	$50	$101	$220

Fiscal 2017 Actuals

	Fiscal 2017
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (Loss) Before Income Taxes	$(48)	$(439)	$(9)	$42	$(454)
Plus:
Interest Expense	8	12	12	11	43
Amortization and Depreciation	21	21	19	20	81
Impairment Expense	1	410	—	—	411
Other Non-cash Charges	3	7	15	21	46
Stock-based Compensation	6	8	8	9	31
Restructuring Expense	26	10	6	6	48
Less:
Interest Income	1	1	1	2	5
Adjusted EBITDA	$16	$28	$50	$107	$201

Note that due to relatively low levels of income (loss) before income taxes in the near term, as well as the combined impact of the modified territorial tax program under the Tax Act and deferred tax asset valuation reserve accounting, the Company’s effective tax rate is expected to have unusual variations and occasionally an inverse relationship to income (loss) before income taxes.

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in government regulation and tariffs, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Marc Jacobs, Michael Kors, Puma and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and 500 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	September 29, 2018	September 30, 2017
Net sales	$608.8	$688.7
Cost of sales	282.3	368.8
Gross profit	326.5	319.9
Gross margin	53.6%	46.4%
Operating expenses:
Selling, general and administrative expenses	297.8	314.6
Restructuring charges	6.1	5.8
Total operating expenses	$303.9	$320.4
Total operating expenses (% of net sales)	49.9%	46.5%
Operating income (loss)	22.6	(0.5)
Operating margin	3.7%	(0.1)%
Interest expense	9.9	12.1
Other income (expense) - net	(2.9)	3.9
Income (loss) before income taxes	9.8	(8.7)
Provision for income taxes	3.9	(3.2)
Less: Net income attributable to noncontrolling interest	0.9	(0.1)
Net income attributable to Fossil Group, Inc.	$5.0	$(5.4)
Earnings per share:
Basic	$0.10	$(0.11)
Diluted	$0.10	$(0.11)
Weighted average common shares outstanding:
Basic	49.4	48.5
Diluted	50.7	48.5

Consolidated Balance Sheet Data ($ in millions):	September 29, 2018	September 30, 2017
Assets:
Cash and cash equivalents	$236.1	$166.9
Accounts receivable - net	261.7	310.9
Inventories	521.3	683.0
Other current assets	129.4	125.6
Total current assets	$1,148.5	$1,286.4
Property, plant and equipment - net	$190.6	$243.4
Intangible and other assets - net	130.4	220.6
Total long-term assets	$321.0	$464.0
Total assets	$1,469.5	$1,750.4

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$443.2	$513.3
Short-term debt	128.0	40.2
Total current liabilities	$571.2	$553.5
Long-term debt	$269.1	$444.3
Other long-term liabilities	99.7	99.6
Total long-term liabilities	$368.8	$543.9
Stockholders’ equity	$529.6	$653.0
Total liabilities and stockholders’ equity	$1,469.5	$1,750.4

	For the 13 Weeks Ended
Business Segment Net Sales ($ in millions):	September 29, 2018	September 30, 2017
Segment:
Americas	$269.1	$308.1
Europe	207.5	247.2
Asia	132.2	133.4
Total net sales	$608.8	$688.7

Product Category Information

	For the 13 Weeks Ended
Product Sales ($ in millions):	September 29, 2018	September 30, 2017
Watches	$486.5	$551.9
Leathers	66.0	75.7
Jewelry	41.8	47.7
Other	14.5	13.4
Total net sales	$608.8	$688.7

Store Count Information

	September 29, 2018				September 30, 2017
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	87	94	51	232	112	109	61	282
Outlets	130	74	40	244	136	74	46	256
Full priced multi-brand	0	5	4	9	0	8	10	18
Total stores	217	173	95	485	248	191	117	556

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	September 29, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$269.1	$1.8	$270.9
Europe	207.5	2.5	210.0
Asia	132.2	2.9	135.1
Total net sales	$608.8	$7.2	$616.0

Product Categories:
Watches	$486.5	$6.1	$492.6
Leathers	66.0	0.7	66.7
Jewelry	41.8	0.4	42.2
Other	14.5	—	14.5
Total net sales	$608.8	$7.2	$616.0

END OF RELEASE